                                                                    Exhibit 99.3

                              SUPERVISORY AGREEMENT

                                                           OTS Docket No.: 03346

     This Supervisory Agreement ("Agreement") is made as of February 13, 2006 (the "Effective Date"), by and between FIRST KEYSTONE BANK (the "Bank," OTS Docket No. 03346), a federally chartered savings bank having its main office at 22 W. State Street, Media, Pennsylvania 19063-3311, and the OFFICE OF THRIFT SUPERVISION ("OTS"), a federal bank regulatory agency within the United States Department of the Treasury, acting through its Northeast Regional Director or his designee ("Regional Director") and maintaining its Northeast Regional Office at Harborside Financial Center Plaza Five, Suite 1600, Jersey City, New Jersey 07311.

     WHEREAS, OTS is the primary federal regulator of the Bank pursuant to the Home Owners' Loan Act ("HOLA"), 12 U.S.C. Sections 1461 et seq., and is the Bank's appropriate Federal banking agency for purposes of the Federal Deposit Insurance Act ("FDI Act"), 12 U.S.C. Sections 1811 et seq.;(1) and

     WHEREAS, based on the findings set out in the Report of Examination pertaining to OTS's regulatory examination of the Bank started on May 23, 2005 (the "2005 Report of Examination"), OTS is of the opinion that the Bank has violated regulations and engaged in acts and practices that are considered to be unsafe and unsound; and

     WHEREAS, OTS is of the opinion that grounds exist for the initiation of administrative proceedings against the Bank; and

     WHEREAS, OTS is of the view that it is appropriate to take measures intended to ensure that the Bank will comply with applicable laws and regulations and engage in safe and sound practices; and

     WHEREAS, the Bank, acting through its Board of Directors (the "Board"), without admitting or denying any unsafe and unsound practices or regulatory violations, wishes to cooperate with OTS and to evidence its commitment to operate prudently and to comply with all applicable laws and regulations.

----------
(1) All references herein to the United States Code (U.S.C.) and the Code of Federal Regulations (C.F.R.) are as amended, unless otherwise indicated.

     NOW THEREFORE, in consideration of the above premises and the mutual undertakings set forth herein, the parties hereto agree as follows:

I. Compliance with Laws and Regulations. The Bank shall comply fully with the following laws and regulations:

     (A)  12 C.F.R. Section 560.1(b) (concerning general lending standards);

     (B)  12 C.F.R. Section 560.101 (concerning real estate lending standards);

     (C) 12 C.F.R. Section 560.160 (concerning asset classification);

     (D) 12 C.F.R. Section 560.170 (concerning records for lending transactions); and

     (E) 12 C.F.R. Sections 562.2 and 563.180 (concerning the filing of accurate regulatory reports, including TFRs).

II. Commercial Lending.

     (A) Policies.

          Within ninety (90) calendar days after the Effective Date hereof, the Board shall review and revise the Bank's Commercial Loan Policies so that they address the critical elements set forth in Section 214 of OTS's Examination Handbook and all weaknesses identified in the 2005 Report of Examination. The revised Commercial Loan Policies must be acceptable to OTS and must require, among other things:

          (1) That the Bank shall not directly or indirectly make, invest in, purchase, refinance, extend, or otherwise materially modify, or commit to make, invest in, purchase, refinance, extend, release collateral from, or otherwise materially modify any commercial loan, unless:

               (a) It first obtains current, signed financial statements for the borrower and each co-borrower, guarantor, and related entity; obtains current Dun & Bradstreet reports, when available, for each borrower, co-borrower, and guarantor to enable the Commercial Lending Department to determine how borrower trade lines have performed, particularly when considering whether or not to make an asset-based loan; uses reasonable efforts to confirm that all tax returns are copies of returns that have been signed and actually filed; and confirms that all questionable financial data has been documented;

               (b) It first prepares a documented analysis of the financial statements/credit reports obtained;

               (c) It first documents the expected primary (and, if applicable, each secondary) source of repayment;

               (d) If the contemplated loan is to an existing borrower, it first prepares a narrative analysis of the borrower's overall credit relationship with the Bank. Such analysis must include a schedule of each outstanding loan and a discussion of the payment history concerning that loan;

               (e) It first documents whether or not the loan/overall lending relationship complies with all approved lending policies;

               (f) If the contemplated loan/overall lending relationship does not conform to approved lending policies, the transaction is approved by two officers and/or directors other than an individual preparing a required analysis or the Bank's Loan Committee;

               (g) If the loan is to be made to a financially weak borrower, or a borrower with a less than satisfactory credit history, the credit terms reflect the credit risk and the loan is appropriately rated; and

          (2) The reporting of commercial borrowers and guarantors to a credit-reporting bureau.

Notwithstanding anything to the contrary in Section II(A), with respect to loans in existence on the Effective Date, the Bank may provide a borrower with a reasonable period of time from the due date of a commercial loan (not to exceed 90 days) to provide the required documentation; provided, further, if at the time of renewal of an existing commercial loan the Bank improves the credit quality of a loan through receipt of new guarantees or new collateral and fully documents and supports the improved credit quality and collectability of the loan, the Bank may extend or refinance a loan, provided that no additional funds are disbursed.

Immediately following the Board's adoption of revised Commercial Loan Policies, the Bank shall submit copies to OTS for its non-objection. If OTS provides written notice that the revised Commercial Loan Policies are not acceptable, the Bank shall promptly make such changes as are necessary to address OTS objections.

     (B) Department Performance Evaluation

The Board shall formally evaluate the performance of the Commercial Loan Department no less frequently than semiannually, which shall include a review of the performance of officers operating within the Commercial Loan Department. The first such report shall be completed and submitted to the OTS by July 15, 2006 covering the six-month period ending June 30, 2006 and subsequent reports shall be submitted no later than January 15 (covering each six-month period ending December 31) and July 15 (covering each six-month period ending June 30). Such reports shall be documented in the Board minutes and describe both the evaluation process and the conclusions resulting therefrom.

III. Internal Loan Review Program.

     (A) For the quarter ending March 31, 2006, and not less frequently than quarterly thereafter, the Bank must perform an internal loan review to determine compliance with Board-approved lending policies, underwriting standards, and loan administration requirements.

     (B) The Bank's Internal Audit Manager shall supervise the internal loan reviews. The internal loan reviews may be conducted by a qualified service provider or by qualified Bank staff, who must be independent of the Bank's lending function.

     (C) The quarterly loan reviews must be based on: (i) a sample review of new loans made during the previous quarter, (ii) all loans and lending relationships exceeding $750,000, except for loans that are secured by single family, owner-occupied real estate, and (iii) a sample of loans from the Bank's existing loan portfolio.

     (D) As part of its Internal Loan Review Program, the Bank shall develop, adopt, and implement a risk rating system for all high risk loans. Risk ratings should reflect, among other things, quarterly classified assets shown on the Bank's Thrift Financial Report ("TFR"), and must be updated at least quarterly to reflect any change in risk.

     (E) On a quarterly basis, the Bank's Internal Audit Manager must provide the Board with, and the Board must review and evaluate, a written report documenting the findings and recommendations relating to the internal loan reviews. The written report about the internal loan reviews must conform to the standards set out in OTS's "Director's Guide to Management Reports,"(2) and at a minimum, such report must provide information about:

          (1) Each loan that represents an exception to applicable Bank loan policies and procedures (including each loan that was not properly approved) and the nature of the exception;

          (2) Each high risk loan for which the risk rating has changed since the last written report because of an increase in risk;

          (3) Each loan file lacking complete documentation (as required by the Bank's lending policies, underwriting standards, loan-servicing procedures, or other applicable guidance) and the nature of the exception; and

          (4) The current status of action taken to obtain missing or required loan documentation.

IV. Asset Classification.

     Within sixty (60) days after the Effective Date hereof, the Board shall adopt, and the Bank shall implement, a revised formal written program to identify and classify problem assets that satisfies the requirements of: (A) 12 C.F.R. Section 560.160; (B) section II.G. of the Part 570 Safety and Soundness Standards; and (C) the Interagency Policy Statement on the Allowance for Loan and Lease Losses Methodologies and Documentation for Banks and Savings Institutions, dated July 2, 2001 (66 Fed. Reg. 35629, published on July 6,
2001).(3) Among other things, the program must:

     (A) be supervised by the Bank's Chief Financial Officer or another designated management official who: (1) has no independent loan origination or approval authority, (2) is independent of the appraisal preparation process, and
(3) reports directly to the Board or the Audit Committee thereof concerning the program;

     (B) effectively identify risk in the various types of loans the Bank holds;

----------
(2) The "Director's Guide" is currently available on the OTS' web site at http://www.ots.treas.gov/docs/4/48091.pdf.

(3) The OTS distributed copies of the Interagency Policy Statement to savings institutions under cover of OTS CEO Memorandum 142, and a copy is currently available on the OTS' web site at http://www.ots.treas.gov/docs/2/25142.pdf.

     (C) ensure the proper identification of assets as "loss," "doubtful," "substandard," or "special mention" (collectively referred to as "Criticized Assets") and the accurate reporting of each such asset to the Board at least quarterly, to coincide with the preparation of the Bank's TFR. Loan classifications shall be based on an assessment of all pertinent factors affecting the likelihood that the loan will be repaid according to its terms, including, without limitation, deficiencies uncovered in the Internal Loan Review process required by Section IV above;

     (D) provide for the maintenance of an adequate allowance for loan and lease losses ("ALLL") to reflect credit risk in the Bank's loan and lease portfolio;

     (E) ensure the prompt charge-off of loans, or portions of loans, that available information indicates are uncollectible, or when applicable regulations or guidance require that action;

     (F) require the timely and accurate reporting of Criticized Assets, ALLL, and charge-offs in the Bank's TFRs.

V. Capital Level Requirements.

     The Bank shall not permit its Tier 1 (Core) Capital Ratio to fall below
7.50 percent, and it shall not permit its Total Risk-Based Capital ratio to fall below 12.50 percent.

VI. Accuracy of Thrift Financial Reports.

     (A) No later than thirty (30) days after the Effective Date, the Bank shall provide a written report to OTS identifying the steps the Bank has taken and will take to: (1) ensure and confirm that all commercial loans are correctly coded, properly identified, promptly and accurately entered in the Bank's loan software system(s), and accurately reported in the Bank's TFRs; (2) ensure that all criticized and adversely classified loans are properly identified and accurately reported in the Bank's TFRs; (3) ensure the accuracy of the Bank's TFRs in all respects; and (4) avoid a recurrence of the types of financial reporting errors detailed in the 2005 Report of Examination.

     (B) Within one hundred twenty (120) days after the Effective Date, the Internal Audit Manager shall (1) perform a complete review of the Bank's information and data-gathering system used in preparing the Bank's TFRs, and (2) shall provide a written report to the Board stating and discussing the results of that review.

     (C) The Bank's internal audit scope shall include a review of the accuracy of its TFR reporting.

VII. Restriction on Asset Growth.

     Unless otherwise previously permitted in writing by OTS's Regional Director, the Bank shall limit its asset growth in any quarter to an amount not to exceed the greater of (i) net interest credited on deposit liabilities during the quarter or (ii) three percent of total assets (annualized), consistent with the October 28, 2005 submission by the Bank to the OTS. See OTS Regulatory Bulletin 3b.

VIII. Board and Management Changes.

     The Bank is subject to the requirements and limitations set out in Subpart H of Part 563 of OTS regulations (12 C.F.R. Sections 563.550 - .590). Without limitation on such requirements and limitations, this means, among other things, that, except as otherwise permitted by 12 C.F.R. Section 563.590, no person shall be appointed to the position of or be hired as a member of the Board or as a senior executive officer of the Bank unless -- (A) the Bank (or the individual, if appropriate) has previously filed with the OTS an appropriate and complete notice pursuant to 12 C.F.R. Part 563, Subpart H; and (B) the person's commencement of service on behalf of the Bank is permissible under 12 C.F.R.
Section 563.585 and 12 U.S.C. Section 1831i.

IX. Compensation and Benefit Arrangements.

     The Bank shall not enter into, renew, extend, or revise any arrangement related to compensation or benefits of any director or senior executive officer of the Bank unless the Bank first -- (A) provides a minimum of 30 days' advance written notice of the proposed transaction to OTS and (B) receives a written notice of non-objection from OTS. This Section X is intended to implement the OTS policies set out in OTS Regulatory Bulletin 27b and OTS Examination Handbook
Section 310 at page 310.7 ("Prior Approval of Employment Contracts"). Notwithstanding the foregoing, the Bank may amend any compensation or benefit arrangement which is subject to the recently enacted Section 409A of the Internal Revenue Code of 1986, as amended, by December 31, 2006 without the prior approval of the OTS, provided such amendment is solely to achieve compliance with Section 409A and will not result in an increase in the benefits due the individual(s) subject to such compensation arrangement. A copy of any such amendment adopted by the Bank will be provided to the OTS.

X.   Severance and Indemnification Payments and Agreements to Make Such
     Payments.

     The restrictions in 12 C.F.R. Part 359 are applicable to the Bank. Such restrictions concern the making of agreements (including employment agreements) with severance provisions, "golden parachute payments," and "prohibited indemnification payments." Without limitation on the generality of the foregoing, this means, inter alia, that the Bank shall not make or agree to make any "golden parachute payment," as that term is defined in 12 U.S.C. Section 1828(k) and 12 C.F.R. Part 359, except as may be permitted by the preceding statutory and regulatory provisions.

XI.  Compliance With Agreement.

     (A) The Board and officers of the Bank shall take immediate action to cause the Bank to comply with the terms of this Agreement and thereafter shall take all actions necessary or appropriate to cause the Bank to continue to carry out the provisions of this Agreement.

     (B) Within 15 days after the Effective Date, the Board shall appoint a committee (the "Compliance Committee") comprised of 3 or more directors, the majority of whom shall be outside directors, to monitor and coordinate the Bank's compliance with the provisions of this Agreement. For purposes of this subsection (B), "outside directors" shall mean members of the Board who are not officers, employees, or principal stockholders of the Bank, its subsidiaries, or its affiliates, and who do not have any material business dealings with the Bank, its subsidiaries, or its affiliates.

     (C) Within 30 days after the end of each calendar quarter following the date of this Agreement (March 31, June 30, September 30, and December 31), the Compliance Committee shall submit a written progress report to the Board detailing the actions taken to comply with each provision of this Agreement and the results of those actions.

     (D) Within 15 days after its receipt from the Compliance Committee, the Board shall forward a copy of the quarterly progress report described in this subsection, with any additional comments made by the Board, to the Regional Director and shall certify in writing that each director has reviewed the report.

XII. Submission of Documents to OTS/Compliance with Plans, Policies, and Procedures.

     (A) When required by this Agreement to submit documents to OTS, the Bank shall submit them as follows:

The original to:                         A copy to:

Robert C. Albanese, Regional Director    Martin J. Lavelle, Assistant Director
Office of Thrift Supervision             Office of Thrift Supervision
Harborside Financial Center Plaza Five   Harborside Financial Center Plaza Five
Suite 1600                               Suite 1600
Jersey City, New Jersey 07311            Jersey City, New Jersey 07311

     (B) With respect to any plan, policy, or procedure that is timely filed and prepared with reasonable diligence by the Bank, but nevertheless requires modification to accommodate input by OTS occurring after the due date, no violation will be found to exist for so long as the Bank (1) makes diligent and good faith efforts to incorporate such modifications, and (2) complies with subsequent OTS direction concerning the due dates for implementing such modifications, provided, however, that OTS will consider whether events outside the control of the Bank contributed to an inability to comply with a specific commitment made in such plans, policies or procedures in determining whether a violation exists.

     (C) During the term of this Agreement, any plans, policies, and procedures that have been submitted to OTS for its approval or non-objection, and have been approved or deemed to be not objectionable by OTS, shall not be amended or rescinded without the prior written approval of the Regional Director.

XIII. Definitions.

     All technical words or terms used in this Agreement for which meanings are not specified or otherwise provided by the provisions of this Agreement shall, insofar as applicable, have meanings as defined in Chapter V of Title 12 of the Code of Federal Regulations, the Home Owners' Loan Act ("HOLA"), the Federal Deposit Insurance Act ("FDI Act"), the Federal Reserve Act ("FR Act"), and published OTS guidance (including the Examination Handbook and Memoranda). Any such technical words or terms used in this Agreement and undefined in said Code of Federal Regulations, HOLA, FDI Act, FR Act, or published OTS guidance shall have meanings that accord with the best custom and usage in the savings and loan/banking industry.

XIV. Successor Statutes, Regulations, Guidance, Amendments.

     Reference in this Agreement to provisions of federal and state statutes, regulations, and published OTS guidance shall be deemed to include references to all amendments to such provisions that have been made as of the Effective Date and references to successor provisions as they become applicable.

XV.  Time Limits.

     Time limitations for compliance with the terms of this Agreement run from the Effective Date, unless otherwise noted.

XVI. Rules of Interpretation.

     (A) Nothing in this Agreement shall be construed as allowing the Bank to violate any law, rule, regulation, or policy statement to which it is subject.

     (B) The paragraph headings herein are for convenience only and shall not affect the construction hereof.

     (C) In case any provision in this Agreement is ruled to be invalid, illegal, or unenforceable by the decision of any court of competent jurisdiction, the validity, legality, and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby, unless OTS determines otherwise in the exercise of its discretion.

XVII. Integration Clause; Relationship to Other Regulatory Actions.

     This Agreement represents, as of the Effective Date, the final written agreement of the parties with respect to the subject matter hereof and constitutes the sole agreement of the parties, as of the Effective Date.

XVIII. Successors In Interest/Benefit.

     The terms and provisions of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their successors in interest. Nothing in this Agreement, expressed or implied, shall give to any person or entity, other than the parties hereto, the Federal Deposit Insurance Corporation, and their successors hereunder, any benefit or any legal or equitable right, remedy, or claim under this Agreement.

XIX. Enforceability of Agreement; Director Attestation.

     The Bank represents and warrants that this Agreement has been duly authorized, executed, and delivered, and constitutes, in accordance with its terms, a valid and binding agreement of the Bank. Each director signing this Agreement at Appendix A hereto attests, by such act, that she or he, as the case may be, voted in favor of the Board resolutions (copies submitted to the OTS) authorizing the execution of this Agreement by the Bank.

XX.  Effective Date; Duration; Termination or Suspension of Agreement.

     This Agreement shall be effective and enforceable as of the Effective Date, which appears on the first page of this Agreement. This Agreement shall remain in effect until terminated, modified, or suspended in writing by OTS, acting by and through its Regional Director or other authorized representatives. OTS may suspend any or all provisions of this Agreement by providing written notice of such action to the Bank.

XXI. No Bar or Estoppel.

     The provisions of this Agreement shall not bar, estop, or otherwise prevent OTS from taking any other action (including, without limitation, any type of supervisory, enforcement, or resolution action) affecting the Bank or any of its current or former institution-affiliated parties.

XXII. Statutory Basis for Agreement.

     This Agreement is a "written agreement" for purposes of section 8 of the FDI Act, 12 U.S.C. Section 1818.

XXIII. Counterparts.

     This Agreement may be executed in separate counterparts, each of which shall be an original and all of which, taken together, shall constitute one and the same instrument.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the parties hereby execute this Agreement.

FIRST KEYSTONE BANK                     OFFICE OF THRIFT SUPERVISION


By: /s/ THOMAS M. KELLY                 By: /s/ ROBERT C. ALBANESE
    ---------------------------------       ------------------------------------
    Thomas M. Kelly                         Robert C. Albanese
    President & Chief                       Regional Director, Northeast Region
    Executive Officer

Date: February 13, 2006    Date: The Effective Date shown on page 1

                       APPENDIX A TO SUPERVISORY AGREEMENT

     The undersigned individuals, each being a director of FIRST KEYSTONE BANK, acknowledge that each, following his/her review and consideration of the foregoing Agreement, has voted in favor of the Board resolutions authorizing the Bank to execute the foregoing Agreement and to perform the responsibilities required by the Agreement.

/s/ Edward Calderoni                    /s/ Jerry A. Naessens
-------------------------------------   ----------------------------------------
Edward Calderoni                        Jerry A. Naessens


/s/ Donald S. Guthrie                   /s/ William J. O'Donnell
-------------------------------------   ----------------------------------------
Donald S. Guthrie                       William J. O'Donnell


/s/ Edmund Jones                        /s/ Donald A. Purdy
-------------------------------------   ----------------------------------------
Edmund Jones                            Donald A. Purdy


/s/ Thomas M. Kelly                     /s/ Joan G. Taylor
-------------------------------------   ----------------------------------------
Thomas M. Kelly                         Joan G. Taylor